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                                                                    EXHIBIT 4.15

                [GRAPHIC APPEARS HERE]        CANADIAN IMPERIAL BANK OF COMMERCE

                                              Knowledge Based Business - Ottawa
                                              222 Queen Street, 2nd Floor
                                              OTTAWA,ON
                                              K1P 5V9

June 28, 2002

GSI Lumonics Inc
39 Manning Road
Billerica, MA
01821
USA

Attention:   Mr. Thomas R. Swain


Dear Mr. Swain,

        We, Canadian Imperial Bank of Commerce ("CIBC"), are pleased to establish the following Credits for you, our customer which Credits include availment to your Wave Precision subsidiary.

                              OVERALL CREDIT LIMIT

Overall Credit Limit:    The total use of all Credits is not at any time to
                         exceed CDN$ and US$ equivalent of $6,145,000.

                            CREDIT A: OPERATING LINE

Credit Limit:            $5,340,000.

Description and Rate:    A revolving demand credit, for general business
                         purposes, as follows:

                             (1) Canadian dollar loans and overdrafts.

                                 The Interest Rate is as follows: Prime Rate per year.

                                 Stand by Fee: 5 basis points on any unused credit availment.

                             (2) Canadian dollar or foreign currency L/Cs.
                                 The total amount of the L/Cs outstanding at any time may not exceed 100% of the Credit Limit

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                                 of Credit A. L/Cs may not have terms to expiry
                                 of more than 12 months. Fees are 1% per annum, minimum $150 per L/C, plus out of pocket expenses. Our standard L/C documentation is also required.

                                 If there is a drawing under any L/C, we will pay it by drawing on your Operating Account, unless you have made other arrangements with us.

Special Conditions/
Provisions:              Up to GBP 2,000,000 to be made available for L/C
                         issuance in Great British Pounds Sterling.
                         Up to $370,000 to be made available for L/C issuance to EDP if required (this may be cancelled at any time by the borrower if requested and the availability reduced accordingly).

                  CREDIT B: CORPORATE VISA AND PURCHASING CARDS

Credit Limit:            $805,000 (including $100,000 for Wave  Precision)

Documentation:           Our standard VISA and purchasing Card documentation.

                             CREDIT C: CHEQUE CREDIT

Credit Limit:                $325,000

Description:                 You may negotiate cheques at any designated Ottawa
                             or Kanata Branch(es) in a total face amount each day of up to the Credit Limit of this Credit.

                                    SECURITY

Security:                The following security is required:

Liquid:                  Liquid security as follows:

                             .    Pledge of the following Money Market
                                  Investments:

                                  For the full amount of all facilities
                                  availed presently $6,145,000 value, to be held by, pledged and hypothecated to CIBC.

                             REPORTING REQUIREMENTS

Reporting Requirements:  You will provide:

                             (1) Within 90 days of each fiscal year-end,
                                 financial statements for that fiscal year on an audited basis.

                             (3) Within 90 days of each fiscal year-end, a
                                 business plan/forecast for the

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                                 next fiscal year including projected balance
                                 sheets, income statements and cash flow
                                 projections.

                                      FEES

Loan Administration:     $50 per month on Canadian dollar loans and overdrafts.

Set-up:                  Fee waived.

Review:                  Fee waived.

Amendment:               Fee waived.

Fees for your standard bank accounts, special arrangements with Cash Management and other standard transaction fees will continue as per your other agreements with CIBC.

                                OTHER PROVISIONS

Calculations:             When applicable, the calculations made under the
                          "Covenants" and "Reporting Requirements" sections of this Agreement are to be done on an unconsolidated basis.

Interest Rate Applicable Currently 21% per year. If the Credit Limit of a to Credit Limit Excesses: Credit, or the Credit Limit of part of a Credit, or the Overall Credit Limit, is exceeded at any time, the Interest Rate Applicable to Credit Limit Excesses is calculated on that excess amount.

Next Scheduled            We will review the credit by May 31, 2003.
Review Date:              At that time, we will review your financial
                          statements, your forecast business and financial plans, and how well you have complied with the requirements of this Agreement. The terms of this Agreement will continue to apply until either a new
                          Agreement or an Amendment to this one is settled.

Standard Credit Terms:    The attached Schedule - Standard Credit Terms forms
                          part of this Agreement.

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        Please indicate your acceptance of these terms by returning a signed copy of this Agreement. If we do not receive a signed copy by July 17, 2002, then this offer will expire.

        Upon acceptance, this Agreement replaces the existing credit agreement dated December 31, 1999, between you and CIBC. Outstanding amounts (and security) under that Agreement will be covered by this Agreement.

        Yours truly,

        CANADIAN IMPERIAL BANK OF COMMERCE

        by:  /s/ David Edwards                          by:  /s/ Steven Kim
        DAVID EDWARDS                                   STEVEN KIM
        DIRECTOR                                        ASSOCIATE MANAGER

        Phone:                                       Phone:
        Fax:                                         Fax:
        E-mail:                                      E-mail:
        Cellular:

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Acknowledgment:     The undersigned certifies that all information provided to
                    CIBC is true, and acknowledges receipt of a copy of this Agreement (including any Schedules referred to above).

        Accepted this 12th day of August , 2002.

        GSI LUMONICS INC

        By:       /s/ Thomas R. Swain           By:       /s/ Eileen Casal

        Name:     Thomas R. Swain               Name:     Eileen Casal

        Title:    V.P. & CFO                    Title:    V.P. & General Counsel

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                        SCHEDULE - STANDARD CREDIT TERMS

                               Article 1 - General

1.1 Interest rate. You will pay interest on each Credit at nominal rates per year equal to:

 (a) for amounts above the Credit Limit of a Credit or a part of a Credit or the Overall Credit Limit, as described in section 1.4, or for amounts that are not paid when due, the Interest Rate Applicable to Credit Limit Excesses, and

 (b)    for any other amounts, the rate specified in this Agreement.


1.2 Variable interest. Each variable interest rate provided for under this Agreement will change automatically, without notice, whenever the Prime
Rate changes.

1.3 Payment of interest. Interest is calculated on the daily balance of the Credit at the end of each day. Interest is due once a month, unless the Agreement states otherwise. Unless you have made other arrangements with us, we will automatically debit your Operating Account for interest amounts owing. If your Operating Account is in overdraft and you do not deposit to the account an amount equal to the monthly interest payment, the effect is that we will be charging interest on overdue interest (which is known as compounding). Unpaid interest continues to compound whether or not we have demanded payment from you or started a legal action, or get judgment, against you.

1.4 Interest rate applicable to credit limit excesses. To determine whether the Interest Rate Applicable to Credit Limit Excesses is to be charged, the following rules apply:

 (a) Interest Rate Applicable to Credit Limit Excesses will be charged on the amount that exceeds the Credit Limit of any particular Credit. This will happen even if the Overall Credit Limit has not been exceeded.

 (b) If there are several parts of a Credit, Interest Rate Applicable to Credit Limit Excesses will be charged if the Credit Limit of a particular part is exceeded. For example, if Credit A's limit is $250,000, and the limit of one part is $100,000 and the limit of that part is exceeded by $25,000, the Interest Rate Applicable to Credit Limit Excesses will be charged on that $25,000 excess, even if the total amount outstanding under Credit A is less than $250,000.

 (c) To determine if the Overall Credit Limit has been exceeded, the outstanding principal amount of each Credit is totalled, and any amounts in foreign currency are converted to Canadian dollars. If that total exceeds the Overall Credit Limit, the Interest Rate Applicable to Credit Limit Excesses will be charged on that excess amount. For example, if there are three Credits, each with a Credit Limit of $100,000 and an Overall Credit Limit of $250,000, if each of those Credits is at $90,000, they are each under their own Credit Limits, but the Overall Credit Limit has been exceeded by $20,000, and the Interest Rate Applicable to Credit Limit Excesses will be charged on that excess amount.

1.5 Fees. You will pay CIBC's fees for each Credit as out lined in the Letter. You will also reimburse us for all reasonable fees (including legal fees) and out-of-pocket expenses incurred in registering any security, and in enforcing our rights under this Agreement or any security. We will automatically debit your Operating Account for fee amounts owing.

1.6 Our rights re demand credits. At CIBC, we believe that the banker-customer relationship is based on mutual trust and respect. It is important for us to know all the relevant information (whether good or bad) about your business. CIBC is itself a business. Managing risks and monitoring our customers' ability to repay is critical to us. We can only continue to lend when we feel that we are likely to be repaid. As a result, if you do something that jeopardizes that relationship, or if we no longer feel that you are likely to repay all amounts borrowed, we may have to act. We may decide to act, for example, because of something you have done, information we receive about your business, or changes to the economy that affect your business. Some of the actions that we may decide to take include requiring you to give us more financial information, negotiating a change in the interest rate or fees, or asking you to get further accounting assistance, put more cash into the business, provide more security, or produce a satisfactory business plan. It is important to us that your business succeeds. We may, however, at our discretion, demand immediate repayment of any outstanding amounts under any demand Credit. We may also, at any time and for any cause, cancel the unused portion of any demand Credit. Under normal circumstances, however, we will give you 30 days' notice of any of these actions.

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1.7     Payments.  If any payment is due on a day other than a Business Day, then the payment is due on the next Business Day.

1.8 Applying money received. If you have not made payments as required by this Agreement, or if you have failed to satisfy any term of this Agreement (or any other agreement you have that relates to this Agreement), or at any time before default but after we have given you appropriate notice, we may decide how to apply any money that we receive. This means that we may choose which Credit to apply the money against, or what mix of principal, interest, fees and overdue amounts within any Credit will be paid.

1.9 Information requirements. We may from time to time reasonably require you to provide further information about your business. We may require information from you to be in a form acceptable to us.

1.10 Insurance. You will keep all your business assets and property insured (to the full insurable value) against loss or damage by fire and all other risks usual for property such as yours (plus for any other risks we may reasonably require). If we request, these policies will include a loss payee clause (and if you are giving us mortgage security, a mortgagee clause). As further security, you assign all insurance proceeds to us. If we ask, you will give us either the policies themselves or adequate evidence of their existence. If your insurance coverage for any reason stops, we may (but do not have to) insure the property. We will automatically debit your Operating Account for these amounts. Finally, you will notify us immediately of any loss or damage to the property.

1.11 Environmental. You will carry on your business, and maintain your assets and property, in accordance with all applicable environmental laws and regulations. If (a) there is any release, deposit, discharge or disposal of pollutants of any sort (collectively, a "Discharge") in connection with either your business or your property, and we pay any fines or for any clean-up, or (b) we suffer any loss or damage as a result of any Discharge, you will reimburse CIBC, its directors, officers, employees and agents for any and all losses, damages, fines, costs and other amounts (including amounts spent preparing any necessary environmental assessment or other reports, or defending any lawsuits) that result. If we ask, you will defend any lawsuits, investigations or prosecutions brought against CIBC or any of its directors, officers, employees and agents in connection with any Discharge. Your obligation to us under this section continues even after all Credits have been repaid and this Agreement has terminated.

1.12 Consent to release information. We may from time to time give any credit or other information about you to, or receive such information from, (a) any financial institution, credit reporting agency, rating agency or credit bureau,
(b) any person, firm or corporation with whom you may have or propose to have financial dealings, and (c) any person, firm or corporation in connection with any dealings you have or propose to have with us. You agree that we may use that information to establish and maintain your relationship with us and to offer any services as permitted by law, including services and products offered by our subsidiaries when it is considered that this may be suitable to you.

1.13 Our pricing policy. Fees, interest rates and other charges for your banking arrangements are dependent upon each other. If you decide to cancel any of these arrangements, you will have to pay us any increased or added fees, interest rates and charges we determine and notify you of. These increased or added amounts are effective from the date of the changes that you make.

1.14 Proof of debt. This Agreement provides the proof, between CIBC and you, of the credit made available to you. There may be times when the type of Credit you have requires you to sign additional documents. Throughout the time that we provide you credit under this Agreement, our loan accounting records will provide complete proof of all terms and conditions of your credit (such as principal loan balances, interest calculations, and payment dates).

1.15 Renewals of this Agreement. This Agreement will remain in effect for your Credits for as long as they remain unchanged. We have shown a Next Scheduled Review Date in the Letter. If there are no changes to the Credits this Agreement will continue to apply, and you will not need to sign anything further. If there are any changes, we will provide you with either an amending agreement, or a new replacement Letter, for you to sign.

1.16 Confidentiality: The terms of this Agreement are confidential between you and CIBC. You therefore agree not to disclose the contents of this Agreement to anyone except your professional advisors.

1.17 Pre-conditions. You may use the Credits granted to you under this Agreement only if:

 (a) we have received properly signed copies of all documentation that we may require in connection with the operation of your accounts and your ability to borrow and give security;
 (b) all the required security has been received and registered to our satisfaction;
 (c) any special provisions or conditions set forth in the Letter have been complied with; and
 (d) if applicable, you have given us the required number of days notice for a drawing under a Credit.

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1.18    Assignment. CIBC may assign, sell or participate (referred to as a
"transfer") all or any part of its rights and obligations under this Agreement, or under any Credit granted in this Agreement, to any third party (a "Lender"), subject to your prior written consent. You will not unreasonably withhold your consent. For a Demand Credit, CIBC will not need your consent if we have made demand and you have failed to repay us in full. For a Committed Credit, we will not need your consent if there has been an Event of Default that is not capable of being remedied. You agree to sign any documents and take any actions that any Lender may reasonably require in connection with any such transfer. Upon completion of the transfer, the

Lender will have the same rights and obligations under this Agreement as if it were a party to it.

1.19 Notices. We may give you any notice in person or by telephone, or by letter that is sent either by fax or by mail.

1.20 Use of the Operating Line. You will use your Operating Line only for your business operating cash needs. You are responsible for all debits from the Operating Account that you have either initiated (such as cheques, loan payments, pre-authorized debits, etc.) or authorized us to make. Payments are made by making deposits to the Operating Account. You may not at any time exceed the Credit Limit. We may, without notice to you, return any debit from the Operating Account that, if paid, would result in the Credit Limit being exceeded, unless you have made prior arrangements with us. If we pay any of these debits, you must repay us immediately the amount by which the Credit Limit is exceeded.

                             ARTICLE 2 - DEFINITIONS

2.1 Definitions. In this Agreement, the following terms have the following meanings:

"Business Day" means any day (other than a Saturday or a Sunday) that the CIBC Branch/Centre is open for business.

"CIBC Branch/Centre" means the CIBC branch or banking centre noted on the first page of this Agreement, as changed from time to time by agreement between the parties.

"Credit" means any credit referred to in the Letter, and if there are two or more parts to a Credit, "Credit" includes reference to each part.

"Credit Limit" of any Credit means the amount specified in the Letter as its Credit Limit, and if there are two or more parts to a Credit, "Credit Limit" includes reference to each such part.

"Interest Rate Applicable to Credit Limit Excesses", unless otherwise defined in the Letter, means the Standard Overdraft Rate.

"Fixed Rate Loan" means any loan drawn down, converted or extended under a Credit at an interest rate which was fixed for a term, instead of referenced to a variable rate such as the Prime Rate or US Base Rate, at the time of such drawdown, conversion or extension. For purposes of certainty, a Fixed Rate Loan includes a LIBOR Loan.

"Letter" means the letter agreement between you and CIBC to which this Schedule and any other Schedules are attached.

"Letter of Credit" or "L/C" means a documentary or stand-by letter of credit, a letter of guarantee, or a similar instrument in form and substance satisfactory to us.

"L/C Acceptance" means a draft (as defined under the Bills of Exchange Act (Canada)) payable to the beneficiary of a documentary L/C which the L/C applicant or beneficiary, as the case may be, has presented to us for acceptance under the terms of the L/C.

"Money Market Investments" means instruments such as GICs, bankers' acceptances, T-bills, etc.

"Operating Account" means the account that you normally use for the day-to-day cash needs of your business, and may be either or both of a Canadian dollar and a US dollar account.

"Prime Rate" means the variable reference rate of interest per year declared by CIBC from time to time to be its prime rate for Canadian dollar loans made by CIBC in Canada.

"Prime Rate Loan" means a Canadian dollar loan on which interest is calculated by reference to Prime Rate.

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"Standard Overdraft Rate" means the variable reference interest rate per year declared by CIBC from time to time to be its standard overdraft rate on overdrafts in Canadian or US dollar accounts maintained with CIBC in Canada.